BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

CORPORATE SPEAKERS:
Robin L. Oliver
BayFirst Financial; President, Chief Operating Officer
Scott J. McKim
BayFirst Financial; EVP, Chief Financial Officer
Thomas G. Zernick
BayFirst Financial; Chief Executive Officer and Director
ANALYSTS:
Ian Green
Pendragon Capital
Julienne Cassarino
Sycamore Analytics

PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the BayFirst Financial Corporation Q4 2024 Conference Call and Webcast. [Operator Instructions]. Also note that this call is being recorded on Friday, January 31, 2025. And I would like to turn the conference over to Mr. Tom Zernick, Chief Executive Officer. Please go ahead, sir.
Thomas G. Zernick
CEO & Director
Thank you, Sylvie. Good morning, and thank you for participating on our call today. I have with me Robin Oliver, our President and Chief Operating Officer; and our CFO, Scott McKim. Today's call will include forward-looking statements and non-GAAP financial measures. Please refer to our cautionary statement on forward-looking statements contained on Page 2 of the investor deck.
It was a busy quarter for BayFirst as our business returned to normal after the autumn hurricanes. We also completed some initiatives to position the bank for success in 2025 and continue to grow earnings and improve performance. We completed a sale-leaseback transaction with two of our banking offices, which generated a gain and improvement in the bank's capital position, which will be leveraged for future growth of loans and also deployed a share repurchase program. More details on that shortly.
Let me now share some highlights from around BayFirst:
Fourth quarter net income was $9.8 million. Excluding the gain from the sale-leaseback, earnings were $1.1 million, essentially flat to the third quarter of this year.
Our net interest margin improved 26 basis points to 3.60% in the fourth quarter.
We also suspended the practice of measuring newly originated government guaranteed loans at fair value. Instead, we will measure loans held for investment at amortized cost, which will align gain on sale timing, origination costs, and provision expense to when the loan is originated and sold. While this resulted in lower net income during the fourth quarter due to timing, we took the opportunity from the gain from the

BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

sale-leaseback to adjust our strategy and our financial reporting will be more consistent with the industry going forward.
Our convenient and attractive network of 12 banking centers across Tampa Bay, grew deposit balances 16.5% and net new accounts 9.0% year-to-date, ending the fourth quarter at $1.14 billion.
BayFirst has maintained a granular deposit base and continues to benefit from 74% of deposits being insured on December 31, 2024.
On the lending side, we deployed a major upgrade to our PowerLOS commercial loan operating system with significant user interface improvements and faster application decisioning. BayFirst continues to enjoy minimal commercial exposure in the CRE space with non-owner occupied CRE representing only 6% of our loans held for investment at the end of the quarter. Loans held for investment increased by $24.1 million, or 2.3% during the fourth quarter of 2024 to $1.07 billion.
The Company's government guaranteed loan origination platform originated $107.8 million in new government guaranteed loans during the fourth quarter of 2024, an increase from $94.4 million of loans produced in the previous quarter, and a decrease from $144.9 million of loans produced during the fourth quarter of 2023. The Company's Bolt loan program, which is an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150,000 or less for businesses throughout the country. Since the launch in 2022, the company has originated 5,726 Bolt loans totaling $741.5 million, of which 495 Bolt loans totaling $64.8 million were originated during the fourth quarter.
In total, the Company originated $158.7 million of loans and sold $94.5 million of government guaranteed loan balances during the quarter. For the full year, the company originated $431.5 million of government guaranteed loans and our Community Bank originated $276.5 million of conventional owner occupied CRE, C&I, home equity lines and loans, consumer term loans, and first mortgage loans. Net of sold government guaranteed loan balances, total loan balances grew $150.8 million or 16.5%.
Our commitment to building the premier Community Bank of Tampa Bay is reinforced by the recent hiring of our business banking team, who will focus on the banking needs, including deposits and treasury management for small businesses across our retail footprint. This follows the creation of our health care platform earlier in the year. These added production machines solidify BayFirst for success in 2025.
Finally, I want to remind everyone that our bank was ranked the top bank in Florida by Forbes Magazine for 2024. I am very proud of our team for this accomplishment and want to thank all of our customers who voted for the recognition.
Now I will pass the microphone to Scott McKim, our CFO, to provide an overview of our financial performance.
Scott J. McKim
Executive VP & CFO
Thank you, Tom. Good morning, everyone.
As Tom mentioned, our net income from continuing operations was $9.8 million in the fourth quarter. Excluding the sale-leaseback gain, fourth quarter net income was $1.1 million. For the full year, total net income was $12.6 million and $4.0 million, excluding the sale-leaseback gain. During the fourth quarter, balances of loans held for investment grew $24.1 million, or 2.3%, during the quarter and overall total assets grew $43.2 million to end at $1.29 million, or 3.5% during the quarter. Since the end of 2023, total assets have increased $170.5 million, or 15.3%.

BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

Total deposits increased $31.0 million, or 2.8% during the fourth quarter of this year and increased $158.1 million from December 31, 2023. Total deposits ended the year at $1.14 billion.
Shareholders' equity at quarter end was $110.9 million and a $10.2 million higher than the end of 2023. Net accumulated other comprehensive loss increased slightly by $644 thousand during the quarter, ending the year at just under $3.0 million, which is flat to our measurement at December 31, 2023. Tangible book value increased this quarter to $22.95 per share from $20.86 per share at the end of the third quarter.
Also, as Tom mentioned, our net interest margin improved 26 basis points to 3.60% in the fourth quarter. Net interest income was $10.7 million in the fourth quarter, up $1.2 million, or 13% compared to the third quarter and up $1.8 million from the year ago quarter. Much of this improvement is due to lower interest expense on deposits of $900 thousand in the fourth quarter compared to the third quarter. This was generated by the migration of promotional price CDs, which matured during the quarter and migrated to lower rate CDs and money market accounts.
Noninterest income, excluding the $11.6 million gain from the sale-leaseback was $10.6 million for the fourth quarter of 2024. That was down $1.6 million from the prior quarter. Also, as Tom noted, we suspended the use of fair value measurements on newly originated government guaranteed loans during the quarter. By comparison, the use of fair value accounting provided $3.5 million in gain revenue in the third quarter. This change is a timing variance, which will not occur in future periods. Compared to the third quarter of 2023, gain on sale of government guaranteed loans was $1.5 million higher and government guaranteed loan servicing rate gains were $734 thousand higher in the fourth quarter. For the full year, and excluding the sale-leaseback gain, noninterest income was $883 thousand lower than 2023. This variance is related to overall lower gains from the sale of government guaranteed loans in 2024 versus 2023. Notably, in 2023, the company sold $451.6 million of loan balances versus $385.3 million in 2024.
Noninterest expense decreased by $1.9 million in the fourth quarter and $900 thousand of this decrease is from zero dollars of third-party non-deferable origination expense compared to the third quarter. This is also related to suspending the fair value measurements. Lower compensation costs and incentives reflect lower loan originations in the fourth quarter, combined with more origination costs were deferred versus costs recognized on loans measured at fair value during the third quarter. Also marketing, recruiting and development, and collection costs were also lower in the fourth quarter compared to the third quarter of 2024. For the full year of 2024, total noninterest expense was $1.2 million lower than 2023. Commissions, incentives and bonus expenses were $1.3 million lower, marketing expenses were $1.3 million lower, and third-party non-deferable origination expenses were $1.6 million lower. Offsetting all these lower expenses were higher data processing costs of $1.1 million, reflecting our investment in technology to support loan originations as well as higher collection costs of $600 thousand and other expenses of $400 thousand.
Provision for credit losses was $4.5 million in the fourth quarter compared to $3.1 million in the third quarter, and $2.7 million in the fourth quarter of 2023. Net charge-offs increased by $0.8 million, primarily from higher charge-offs of unguaranteed SBA 7(a) loan balances. For the year, total provision for credit losses was $14.7 million, which was $4.3 million higher than it was in 2023. Total net charge-offs in 2024 were $13.0 million which was $1.7 million lower than provision for credit losses for the year. The ratio of allowance for credit losses to total loans held for investment, at amortized cost, was relatively flat this quarter compared to last quarter at 1.54% on December 31, 2024, that compares to 1.48% as of September 30, 2024, and 1.64% as of December 31, 2023. Our portfolio of unsecured consumer loans purchased from a third party generated over $395 thousand in net charge-offs during the quarter, which is comparable to Q3.

BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

At this time, I will turn the call over to Robin to make some additional comments.
Robin L. Oliver
President & COO
Thank you, Scott. Good morning, everyone. I would like to further delve into credit quality as it is a key focus for us, particularly given the nature of our SBA portfolio. The vast majority of our SBA loans are tied to prime adjusting quarterly and as such, many of our borrowers have seen significant increases in their payments over the past 2 to 3 years at the same time, they are also dealing with high inflation. To try to help these small businesses survive and mitigate loan losses, we've mentioned previously that the bank developed an express modification program for SBA 7(a) loans at the end of Q2 to help borrowers who are struggling to make payments. To date, approximately 500 SBA 7(a) loans have been modified to lower their payments by extending their maturity dates, with over half of these loans continuing to perform, knowing that not all will be saved. That being said, the pace of new modifications has slowed considerably and is expected to represent a lesser emphasis in 2025 with rates stabilizing. In addition, although select commercial and consumer borrowers received some payment relief after the recent hurricanes affecting our area, all collateral was properly insured and we have had no losses as a result of these natural disasters to date.
Although loans past due 30 to 89 days showed improvement, declining slightly quarter over quarter, nonperforming assets to total assets increased to 1.50% as of December 31, 2024. This compares to 1.38% at the end of the third quarter, and 0.92% as of December 31, 2023, with the increase this quarter largely being driven by 3 larger well collateralized loans. Annualized net charge-offs as a percentage of average loans held for investment, at amortized cost were 1.34% for the fourth quarter of 2024, up from 1.16% in the third quarter, and up from 1.27% in the fourth quarter of last year. In 2025, portfolio monitoring and collections will continue to be a focus with enhanced processes and new technology being implemented to better connect with borrowers, additional staffing hire to support volume and continued efforts to modify loans for qualified borrowers. I am also pleased to announce the addition of a new Chief Credit Officer this month as our prior Chief Credit Officer moved to a consulting role in anticipation of retirement.
Finally, I'd also like to briefly cover some operational updates. Driving improved efficiency for our company as a key initiative and 2024 helps lay the groundwork for anticipated future improvements. In addition to the PowerLOS loan origination platform enhancements Tom already mentioned, we rolled out a lockbox treasury management solution in the fourth quarter that will better allow us to serve health care companies and homeowners associations. Another notable example is the launch of a new workflow automation tool that will assist us in automating manual processes that have historically been done by e-mail or other means. This new tool also has AI functionality that can instantaneously answer questions for employees on policies, procedures, and frequently asked questions, as well as automating the process for information technology requests. As we move forward in 2025, we have several other use cases for this software, and several other projects coming to fruition that will further streamline processes, increase efficiency, and lower costs.
At this time, I'll turn it back to Tom for his final thoughts.
Thomas G. Zernick
CEO & Director
Thank you, Robin. As I start my second year as CEO of BayFirst, I'm very excited about our future, and I look forward to sharing our continued successes with all of you in 2025. Thanks again for joining our call today, and I would like to now open it up for questions.

BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

QUESTIONS AND ANSWERS
Operator
[Operator Instructions] First, we will hear from Julienne Cassarino at Sycamore Analytics.
Julienne Cassarino
That was a great gain on the branches. I was just curious how old were those branches; when did they go on the books. And then I was wondering if that lease cost was fixed for 15 years. It's a pretty long-term lease. I was just wondering if that was fixed or variable.
Scott J. McKim
Executive VP & CFO
Hi, Julienne. Thanks for the question. So the two branches that we sold were our Countryside branch, and you can kind of see this in our slide deck as well, which opened in 2018, and then also our Seminole branch, which was the original branch when the bank started, that was back in 1999. So it doesn't reflect the oldest ones. Obviously, our original branch was included and we were pretty pleased with the gain as well.
As far as the lease arrangements go, the rent component associated with the lease is not stable. It does go up each year. It's 1% to 2%, as I recall. So the details are out there. We filed that with our 8-K. You can kind of see all the bits and pieces with it. But hopefully, that answers your question.
Julienne Cassarino
Yes. And how many other branches, I think you have 10 other; how many other ones do you own?
Scott J. McKim
Executive VP & CFO
So at this point, we own 8 of our other 12 branches.
Julienne Cassarino
Own 8 out of the remaining 10 -- right, 12 but you sold 2 -- so you own all your branches. Okay. Okay, except for the 2.
And I was curious about the buybacks, which is great again, it's great to see, but you pay a stock dividend. And so if you look historically, if the shares outstanding, they don't change much, right, even though you've had past buyback authorization. And I guess I was even this at $2 million, it's double your past one, but I think it's still only around 3% of the outstanding. So I was just wondering if, I was curious why not kind of double that, make it over 5%. It's $2 million out of the almost $9 million after-tax gains, and you don't have any kind of CRE concentration cap issues, you have ample capital. And I was just -- and with the stock trading where it is, 67%, I think, of tangible book now. Just wondering why not buyback more and actually take the share count down.
Thomas G. Zernick
CEO & Director
Yes, that's a very good question. And the short answer is we are a loan production machine here at BayFirst. We put on over $700 million in new originations across the company last year, we need to have adequate capital to continue to be producing these loans that will grow our earning assets on our balance sheet.

BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

We also took this opportunity with the gain to eliminate the fair value accounting treatment, something that was very important to us as we move forward. And the remaining dollars we did want to show the confidence in our stock, and we did get authorization for a $2 million buyback, and we will be evaluating that position as our earnings continue.
Julienne Cassarino
Okay. Was the $1 million authorization a couple of years ago? Was that finished?
Robin L. Oliver
President & COO
That was only open for 1 year. So it was authorized, it was -- it had a 1-year term.
Scott J. McKim
Executive VP & CFO
That one expired December 31, 2023, Julienne, not really replacing it. We've kind of been out of the market for last year and picked it back up.
Julienne Cassarino
Right. Well, buybacks are accretive. Buybacks are accretive buybacks. I was thinking it be great to see the share count actually go down. But it is accretive. It's great. The accounting change, I thought was a big deal. That's a big accounting change and I was just curious about the timing. How long are those held for sale loans on the books, forgot how long?
Scott J. McKim
Executive VP & CFO
Yes, they're not held for sale loans. I mean we basically book all of our loans that held for investment. And if you're referring to the portfolio of loans that were initially booked at fair value, I will tell you that the bulk of those loans are our SBA 7(a) Bolt program. And the term on those loans are 10 years -- and as far as the average life of those, I would estimate that the portfolio is going to be around here for a while. The benefit for us more than anything else, and this is coming from the person that has to do the financial reporting is that we're more and more going to look like other institutions that are in the space and lending. Fair value accounting certainly provides a -- it's an option that we can leverage, but it also makes us look different. And in some of the conversations that I've had with other investors, quite simply, it's like, well, you guys look -- it's little bit difficult to kind of follow or make comparison. So this is a great step for us to get back in line.
Julienne Cassarino
Yes, yes. Well, sort of along those lines. What is the current SBA gain on sale margin? And how has that been trending over the past 6 to 12 months?
Scott J. McKim
Executive VP & CFO
I'd say over the past 6 to 12 months, it's been stable, and the margin really is kind of variable. If I just kind of look at only the Bolt loans, the gross premiums that we're seeing on those are 12% to 14%.
That really has kind of been the same almost, I'd say, almost until the end of 2023. And we haven't sold anything or done any sales so far in 2025, so I can't really comment on if that's still the case. But it's -- our product has been well accepted. It performs in a very predictable manner. So my hope is that it's going to continue at that level into 2025.

BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

Operator
[Operator Instructions] Next, we will hear from Ian Green at Pendragon Capital.
Ian Green
Two questions I quess. One I wanted to ask first about. Your C&I repricing and your consumer loan pricing, do you see with your maturity profiles there that there'll be a significant bump up in interest rate on that portfolio of C&I. And I guess the other question on the consumer, is that almost entirely floating based on prime?
Robin L. Oliver
President & COO
So this is Robin. So the C&I portfolio -- let me first start with our balance sheet is very asset sensitive, and the vast majority of our loan portfolio is variable rate. And a good portion of that is because of the SBA 7(a) lending that we do. So the vast -- so almost all of our C&I loans that are SBA are adjustable quarterly with our tied to prime. So certainly, we have some other conventional C&I business or other owner-occupied CRE that is not, but it's a much smaller portion of the existing balance sheet.
And then on the consumer side, there is a fair amount of home equity lines, and those are also variable rate adjusting as soon as prime rate changes as well. We are not like most other banks that may be worried about their commercial portfolio and rates adjusting at this time and causing some credit issues from that standpoint.
Our borrowers have already seen the rate increases, which is, frankly, why our credit losses are higher in the small loan space for unguaranteed SBA 7(a).
Ian Green
And I assume you underwrite those, because some banks are actually seeing a real pop in net interest margin because they have quite a few bit rolling off and I guess they've underwritten it, hopefully, that the borrowers can handle the rate increase. So I'm assuming you've stressed test that and when you originate the loan, you have this big cushion of what the ability to pay, as I assume.
Robin L. Oliver
President & COO
Yes, we do, certainly.
Ian Green
Now the other question I had is sort of on the disaster insurance and how that all works. I mean do you have any -- do you have a sense of like the loan value or the principal amount that was impacted by hurricane damage and all that sort of stuff. And with that, does the insurance; how does all that work? Are you getting cash flows in from the insurance companies or is that all just going to the borrower and it just helps them, I guess, to keep repaying a loan that they have.
Robin L. Oliver
President & COO
Yes. So it's really pretty immaterial for us. I mean we have a handful -- maybe I can count them on both hands, of commercial borrowers who were impacted in some way. But if they're in flood zones, they're required to have flood insurance at the time that we make the loan and throughout the loan period. So we're not aware of any properties that were where we have a shortfall, it's just a matter of time, right? So a lot of times, we've just given 3 month deferrals for example, while different properties got themselves

BayFirst Financial Corp.
Fourth Quarter 2024 Earnings Call

cleaned up to reopen. So and if there are large dollar amounts of insurance premiums, then certainly, we do monitor that with the borrower and hold it in escrow and make sure that the proper improvements are being made. So and then we have some smaller consumer loans that are in the same boat. But again, it's relatively immaterial to the portfolio.
Ian Green
And same as residential. Your residential model.
Robin L. Oliver
President & COO
Same as residential. Yes, exactly.
Operator
And currently, we have no other questions registered. Ladies and gentlemen, this does conclude today's conference call. Once again, thank you for attending. And at this time, we ask that you please disconnect your lines. Have a good weekend.